NEWS RELEASE

Arthur J. Gallagher & Co. Announces
Passing of Director David Johnson

Rolling Meadows, Ill., July 29, 2026 -- Arthur J. Gallagher & Co. (NYSE: AJG) announces with deep sadness the passing of David Johnson, Lead Independent Director of the Company's Board of Directors.

“For more than two decades, Dave helped guide Gallagher with wisdom, integrity, and a steadfast commitment to our values,” said J. Patrick Gallagher, Jr., Chairman and CEO. “As Lead Independent Director, he brought sound judgment and perspective to our Board, and his many years of dedicated service will leave a lasting mark on Gallagher. On behalf of our Board of Directors and colleagues around the world, we extend our heartfelt condolences to Dave's family and loved ones."

In light of Mr. Johnson’s death, the Board elected to reduce its size to eight (8) members. The independent directors have elected Ralph Nicoletti to serve as Lead Independent Director, effective immediately. Mr. Nicoletti was first elected to the Board in 2016 and has served as Chair of the Audit Committee since 2019.

Arthur J. Gallagher & Co. (NYSE: AJG), a global insurance brokerage, risk management and consulting services firm, is headquartered in Rolling Meadows, Illinois. Gallagher provides these services in approximately 130 countries around the world through its owned operations and a network of correspondent brokers and consultants.

Investor Relations: Sara Walsh, CFA Media Relations: Paul Day
630-285-3593 / sara_walsh@ajg.com 630-285-5946 / paul_day1@ajg.com

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